Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated March 16, 2009 relating to the financial statements of ZIOPHARM Oncology, Inc. as of December 31, 2008 and 2007, and for the three year period ended December 31, 2008, and from September 9, 2003 (date of inception) through December 31, 2008, and to all references to our Firm, included in or made part of this Form 10-K, into the Company's previously filed Registration Statements on Forms S-8 (File Nos. 333-129884, 333-134280 and 333-142701) and Forms S-3 (File Nos. 333-129680, 333-134279 and 333-141014).

VITALE, CATURANO & COMPANY, P.C.

Boston, Massachusetts
March 23, 2009